Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Board of Directors

APi Group Corporation:

We consent to the use of our report dated December 20, 2019, with respect to the balance sheets of APi Group Corporation as of December 31, 2018 and 2017, the related statements of income, stockholders’ equity, and cash flows for the year ended December 31, 2018, and the period from September 18, 2017 through December 31, 2017 and the related notes, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Minneapolis, Minnesota

April 28, 2020